Exhibit 99.1
FOR IMMEDIATE RELEASE
NOVELLUS APPOINTS WILLIAM H. KURTZ AS CHIEF FINANCIAL OFFICER
SAN JOSE, Calif., September 1, 2005 — Novellus Systems, Inc. (Nasdaq NM: NVLS), the productivity and technology leader in advanced deposition, surface preparation and chemical mechanical planarization processes for the global semiconductor industry, today announced that William H. Kurtz will be joining the company as executive vice president and chief financial officer, effective September 1, 2005. Mr. Kurtz (48) will be responsible for the company’s worldwide finance organization, including accounting and reporting, financial planning and analysis, audit, and treasury and tax, as well as the investor relations and information technology organizations. He assumes the duties previously held by John Chenault, who was appointed interim chief financial officer on April 28, 2005. Mr. Chenault, who will retire in December, will work with Mr. Kurtz over the next few months to ensure an orderly transition in the company’s financial operations.
Mr. Kurtz brings 25 years of senior financial and operations experience to Novellus, and has worked at both startups and Fortune 50 companies. He comes to the company from Engenio Information Technologies, Inc., where he was senior vice president and chief financial officer. Prior to joining Engenio, Mr. Kurtz held chief financial officer positions at 3PARdata, Inc. and Scient Corporation.
From 1983 through 1998, Mr. Kurtz held a series of accounting, finance, international and operations positions at AT&T Corporation headquarters in Basking Ridge, New Jersey, including vice president and chief financial officer of the Business Markets Division, a $25 billion global business within AT&T. In an earlier position as vice president and general manager of AT&T, Mr. Kurtz was responsible for the company’s operating cost reduction program and achieved a $5 billion cost reduction over 18 months, enabling AT&T to significantly improve its competitiveness through a lower unit cost position. From 1979 through 1983, Mr. Kurtz was a certified public accountant and auditor at Price Waterhouse and Brout & Company in New York.
Mr. Kurtz received his bachelor’s degree in commerce from Rider University and his master’s degree in management from the Sloan School of Management at Stanford University. He is currently a member of the board of directors and chair of the audit committee for both PMC-Sierra, Inc. and Redback Networks Inc.
“Bill Kurtz is a proven financial executive who will enhance the already strong Novellus management team,” said Richard S. Hill, Novellus’ chairman of the board and chief executive officer. “Novellus is experiencing the increased competition and product pricing pressures faced by all of the industry, yet with our current product portfolio we have greater market opportunities than we have ever had. I believe that Bill’s combination of financial management as well as international and operating experience in both small and large companies will help us face these challenges and execute on the opportunities before us.”

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
The statements regarding (i) our expectation that Mr. Kurtz will join us; (ii) the scope of Mr. Kurtz’s responsibilities for our finance, investor relations and information technology organizations; (iii) Mr. Chenault’s future plans regarding retirement and working with Mr. Kurtz to ensure an orderly transition in our financial operations; (iv) Mr. Kurtz’s ability to enhance the Novellus management team; and (v) our belief that Mr. Kurtz’s past financial management, international and operating experience will help us face challenges and execute opportunities before us, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. The forward-looking statements involve risks and uncertainties, including, but not limited to, unanticipated delays in the effectiveness of Mr. Kurtz’s appointment; re-organization of or changing demands in our finance, investor relations and information technology organizations that may narrow or broaden the scope of Mr. Kurtz’s responsibilities; communication and collaboration difficulties that complicate the transition in our financial operations; the risk that Mr. Kurtz will not be able to perform as anticipated; the risk that Mr. Kurtz does not have the experience necessary to enable us meet our future challenges and execute on our future opportunities, as well as other risks indicated in our filings with the Securities and Exchange Commission (SEC). Actual results could differ materially. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Forms 10-Q and 10-Q/A for the quarters ended July 2, 2005 and April 2, 2005, and our Current Reports on Form 8-K filed or furnished April 7, 2005, April 18, 2005, April 29, 2005, and May 5, 2005.
About Novellus:
Novellus Systems, Inc., an S&P 500 company, manufactures, markets and services advanced deposition, surface preparation and chemical mechanical planarization equipment for today’s advanced integrated circuits. Our products are designed for high-volume production of advanced, leading-edge semiconductor devices at the lowest possible cost. Headquartered in San Jose, Calif., with subsidiaries throughout the United States, as well as in the United Kingdom, France, Germany, the Netherlands, Ireland, Italy, Israel, India, China, Japan, Korea, Malaysia, Singapore and Taiwan, we are a publicly traded company on the Nasdaq stock exchange (Nasdaq: NVLS) and a component of the Nasdaq-100 Index®. Additional information about Novellus is available on our home page at www.novellus.com.
Contacts:

Robin Yim	Pushpita Prasad
VP, Treasurer and Investor Relations	Worldwide Public Relations Manager
Novellus Systems, Inc.	Novellus Systems, Inc.
Phone: 408/943-9700	Phone: 408/943-9700
Pushpita.Prasad@novellus.com
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